Where Food Comes From, Inc. 8-K

Exhibit 99.2

2017 Third Quarter Conference Call Script

Call date: Wednesday, November 1, 2017

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer - Good morning and welcome to the Where Food Comes From 2017 third quarter earnings call.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we will also be discussing EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles. We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. It is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John Saunders - Good morning and thanks for joining us.

Q3 was eventful and productive quarter for Where Food Comes From. From a financial performance perspective:

●	Revenue increased 42% year over year to $4.7 million from $3.3 million.

●	Gross margins increased 50 basis points to 48.4% from 47.9%.

●	Net income increased 29% to $290,000 from $225,000.

●	And adjusted EBITDA grew by 64% to $744,000 from $454,000.

As a reminder, we think adjusted EBITDA is a more accurate method of evaluating the profitability and health of our business because our bottom line is significantly impacted by non-cash depreciation and amortization expense primarily related to assets acquired in the SureHarvest transaction. Specifically, depreciation and amortization increased 224% in the quarter to $213,200 from $65,900 and increased 218% year-to-date to $634,200 from $199,500.

I should also note that earnings continue to be impacted by investments in sales and marketing activities and in hiring, training and retaining new personnel to keep pace with our growth. In addition, we continue to incur legal costs associated with our ongoing M&A strategy as well as higher public company costs, including the implementation of new accounting standards.

So, again, we think EBITDA is a better measure and we feel good about where we are from a profit standpoint relative to our revenue growth.

Year to date we have generated nearly $1.6 million in cash from operations. And our balance sheet remains strong with cash, cash equivalents and short-term investments up 41% to $4.6 million from $3.2 million at year-end.

Turning to operational highlights, we had a number of exciting developments during the third quarter and I’d like to focus on a few of them.

The most obvious involved China reopening its markets to US beef imports for the first time since the ban was put in place in 2003 due to the incidence of BSE in the United States. This reopening resulted in a revenue spike for us as producers scrambled to get into compliance with China’s source verification and traceability requirement. And keep in mind that because China is conducting spot checks on beef imports to screen for banned substances such as Ractopamine, producers are also engaging us to conduct Natural and/or NHTC audits. On top of that, the source verification for China requires that a program compliant tag be put in at the source of origin. Therefore, in addition to a sharp increase in verification activity in Q3, we had an 81% increase in tag revenue.

We expect China-related verification activity to continue to increase in the foreseeable future. Remember, China is the world’s second largest but fastest growing consumer of beef. Their growing middle class is driving demand and that’s a population estimated at more than 300 million. US producers will be competing with Australia, New Zealand, Brazil and others for these consumers, but our beef is widely considered to be the finest in the world so we believe U.S. producers will be able to capture existing market share and capitalize on increasing demand as more consumers enter the middle class.

Another highlight during the third quarter was our success in winning new business in areas that are outside of what would generally be considered our core competencies in the food and livestock sectors. In August, we announced we’d been selected as the exclusive third-party verifier for Certified American Grown Flowers. You may not be aware that most flowers sold in the US are imported from South America and other areas of the world, so this program – the largest customer facing certification in the floral industry – has its roots in the buy-American movement. Accordingly, Where Food Comes From will conduct audits for U.S. flower growers who want to distinguish their products under the Certified American Grown brand.

In September, the iconic Ben & Jerry’s ice cream company named Where Food Comes From its exclusive provider of verifications to ensure its milk and cream suppliers are compliant with the company’s Caring Dairy Standards. These standards address cow care, sustainable farming, and farmer livelihood. Where Food Comes From is now conducting on-farm audits to ensure all Ben & Jerry’s suppliers meet the stringent guidelines of the program.

More recently, our Validus unit was selected by the Center for Canine Welfare as the exclusive verification provider for the new Canine Care Certified program. More than 26 million dogs are purchased from breeders annually, and this program sets rigorous, science-based standards that address both the physical needs and the behavioral well-being of those animals. The program’s Standards of Care are the result of extensive research and pilot testing by Purdue University’s Center for Animal Welfare Science in response to a request from responsible breeders seeking to differentiate themselves from non-certified breeders.

So, these are three disparate examples of new verification programs that didn’t exist even six months ago – yet here they are – three new revenue streams for Where Food Comes From driven by what is undoubtedly a major consumer megatrend – the desire to know more about the origins and/or production practices involving the things they buy.

I also see this new business as a tribute to the people throughout our organization – in all of our operating units – who have helped to build a reputation for competence, reliability and excellent customer service in an ever-growing number of verification areas. In all three cases I just outlined, these customers sought us out because of that reputation.

So, to recap Q3, we continue to produce very solid financial results and are now benefitting from four new revenue streams and the addition of three new verification standards to what is already the industry’s most diversified solutions portfolio.

And with that I’ll open the call to questions….operator, please go ahead.

Question-and-Answer Session

Operator - [Operator Instructions]. Our first question comes from the line of Travis Wiedower with Wiedower Capital.

Travis Wiedower - It looks like the SureHarvest segment was up quite a bit over the first two quarters of the year. Was there anything notable there? Or was that just kind of normal growth?

John Saunders - Fairly normal growth. We actually think the second half of the year is going to be much more strong for SureHarvest so we anticipate a strong fourth quarter as well.

Travis Wiedower - Okay. So that’s kind of more of a seasonal thing than anything?

John Saunders - Correct.

Travis Wiedower - Have guys looked into of doing any auditing for the Marijuana industry or producers at all?

John Saunders - Great question. We have, we’ve done some extensive research into it and we have a number of different standards and areas where that could be an opportunity the most notable one that we have seen is the opportunity to verify some production units as organic which we found as much more difficult when rubber meets the road. So we see that. We’re also confronted with obviously the federal, the state aspects of what that looks like and fairly confident that the National Organic Program does not allow verification of Marijuana. I will verify that. It is not illegal to do it so the question really becomes what standards you would verify against and as of yet those standards at least on a more national basis to our understanding do not exist. So we’re keeping pretty good close track of it Travis but we haven’t found the right opportunity yet to enter.

Travis Wiedower - Okay. I appreciate it. I figured especially with you guys being based out of Colorado you might kind of advantage there you know but obviously becomes federally illegal at some point. Then last question I had I saw in the 2016 10K that you guys added SGS [ph] to your list of competitors. Did they do something specific they called you - start thinking of them as more of a direct competitor than past years?

John Saunders - Good question. No, I think it was just casting the net out one more time and looking as we went through the Q2 to see those competitors so SGS just came up on a couple different stream that they didn’t before. So nothing really changed with their activities.

Operator - [Operator Instructions]. Our next question comes from Terry Thompson who is a Private Investor. Please proceed with your question.

Terry Thompson - The Canine Verification, if I remember correctly you all do livestock verifying correct?

John Saunders - Correct.

Terry Thompson - Have you given any thought to moving into verifying of the retail pet food?

John Saunders - Yes we have and we have looked at different ways to do that. In fact when we verify through several standards that we audit via the Validus operating unit there’s a number of those operations which are suppliers, pet food manufacturers so we’ve actually done a lot of the ground work. We’re working with renderers and different type of operations across the country that are involved at a supplier level to pet food manufacturers. So we’re working in that direction literally every day.

Terry Thompson - Have you had any contact with Merrick at Hereford, Texas? I use them pretty exclusively for my standard poodle and they are definitely high-end, $3 a can and so forth and if there was verified pet food there, I wouldn’t even think twice about buying them for my baby. So I think that would be a really good market to get in.

John Saunders - Could you spell it Terry?

Terry Thompson - Merrick. When they demo their pet foods at pet stores they put them in a crockpot and they eat themselves it’s all human grade food.

John Saunders - Did you try some?

Terry Thompson - No I missed the demo, but I’ve heard about it at two separate stores, pretty effective sales if you’re selling pet food but they are definitely high end and it might be somebody that might be interested in adding this to their labels.

John Saunders - We have got the name written down. We’re on it.

Terry Thompson - Okay, great. They out of Hereford, Texas - it’s pretty much a feed lock town too far [indiscernible].

John Saunders - Yes we have a few operations there. Do you have a contact?

Terry Thompson - I’m just a customer, but last time I bought it I bought almost $200 worth at a time. I don’t have any contacts. I don’t know anybody in the company, I’m just a dedicated customer.

John Saunders - One more question Terry, how many dogs do you have?

Terry Thompson - I just have one, black female standard poodle and she is spoiled rotten.

John Saunders - Well thanks Terry. Thanks for the question.

Terry Thompson - Thank you for another great quarter. I’ve been looking forward to the end of the year and give my best to everyone in Castle Rock.

Operator - Thank you. Our next question comes from the line of Ian Cassel with MicroCapClub. Please proceed with your question.

Ian Cassel - My question is about China and I was just curious if you could just maybe shine some light on some of the work that you have had to do as a company to kind of prepare for the demand that you’re seeing and maybe some more color on some of the work that you’re going to have to do to bring on that additional demand and yes if you could provide some color on that it would be great.

John Saunders - Yes, sure I’ve got Leann here, I will let her answer that question Ian.

Leann Saunders - So in preparation as you can imagine we have probably spent three years preparing for the opportunities because we have been talking about China for that long. So we had discussions around what we would have to put in place for verification program. So we have literally have been just growing a trigger win when the opportunity hits, which was just basically working with the USDA expert verification instruction and then for [indiscernible] internally obviously around documents referred in and contacting all of our customers. So we had that ready to go so that we could be the first listed as soon as it hits.

Ian Cassel - Okay. And do you still see the opportunity I mean when you look at it as a baseball game and we’re kind of in the first inning, you know how long do you think it takes for us to kind of bring on full supply or potential supply at least in the near term. Do you think it’s a two or three year process to kind of get up to the figures that you talked about in the last conference call I think 3 million to 5 million?

Leann Saunders - So when you think about that opportunity because it requires first verification in the life span of an animal it’s going to take a long time for that pipeline to the supply chain to fulfil the needs. I mean right now what you’ve packers and processers in the United States just trying to get back into that market that takes a long time to capture market share so they’re doing that aggressively. I guess I’ve been surprised that’s a volume that are already trying to source. We have seen more demand than I thought in a very short period of time but it will take years to develop those supply chains in China. So I don’t want to be overly optimistic on how long - what you said about baseball analogy; how long it takes to get to that inning? So we have been seeing the World Series get to 10 and 11 innings…

Ian Cassel - I guess my next question and it might still go to Leann is on relationship like Ben & Jerry’s I’m just curious how long it took for a relationship like that from first conversation to implementation of something like that and then also maybe if you can provide some color on how many other additional brands of kind of that nature you think the opportunity set is to do similar things with it out there?

Leann Saunders - So when you think about a brand like Ben & Jerry they have so much to lose in the partner that they choose. So it takes a lot of time for them to have enough confidence in that partner selection and here is where I and John talked about earlier we have a great deal of people that work very hard on gaining the trust of those customers and that’s what they work on every day and it is also based on the reputation so they are always looking at referrals from other brands where they feel like we can go in there and continue to protect that brand integrity. I think the future is you know honestly when you look at these brands and where the future holds on that list honestly with all of them looking at third party verification to protect their brand. So hope that answers your question.

Ian Cassel - Yes. I mean this might be a softball but when you look at what they’re doing was there really anybody else that could really provide this type of service and support that you guys provide them in relation to the auditing and everything kind of under one umbrella?

John Saunders - Sure, but I think it goes back to what Leann said at the very beginning that their brand was really their value and if they don’t make the right choice there it could significantly impact that brand. We just literally have to turn on the news daily to see that. Yes there is a lot of opportunity there and we think that Where Food Comes From is the obvious choice to everybody but we’re not the only group out there that says that they can perform audits for sure.

Ian Cassel - Okay. Last question and then I will back in the queue, John when you look at the M&A pipeline, is that still kind of on your mind when you wake up every morning and also maybe if you could just talk a little bit about the breadth of that M&A pipeline if it’s changed over the last every one to two years.

John Saunders - Just as critically hot as it’s always been and again there’s really nothing other than the timing of the relationship and how that proceeds from both the buyer and seller perspective as far as when we can predict or when I can predict that any of these potential transactions would occur so there’s that. On the - I would just look at the things that we talk about you know those were the areas that are critically important and that’s where the growth opportunity is. So if you go back through what we talked about, what we’re launching our new partners that we’ve got you know I mentioned a few of them are pretty excited about, we will see what happens there but that and then the existing markets that have always been there.

Operator - [Operator Instructions]. Our next question comes from the line of [indiscernible] who is a Private Investor. Please proceed with your question.

Unidentified Analyst - Thanks for taking my call, my question, Ian covered a bunch of them but I guess my last question was just you know what is an average contract on the verification side look like? I mean we see a lot of pressure releases for this and does that one year, several year is it a 100,000, is it a million like what kind of I know they’re all different but on average what does that mean when we see a press release like that from a financial standpoint?

John Saunders - In general when we perform a verification and we’re doing that on a timing and materials basis but just use a round number it’s probably about $2500 for us to get somebody on site on location. When we perform those audits, and those certifications for a specific group and it is totally dependent on the size of that group and that supply and if you take that supply base and multiply it times the number of audits or the cost per audit that’s what roughly the opportunity is for us as a verification unit and it’s always on an annual basis.

Unidentified Analyst - And so how many for example I mean on average can you even just talk through a contract or something give us a sense of what that is so 2500 per audit I mean your average customer will have how many audits spots or?

John Saunders - We don’t have an average customer. Well you would be probably better off doing is going and looking at the actual website of the brand that we talk about and they would talk more about the number of locations that they have. It’s one of those things in food and agriculture business that you don’t talk a lot about how big your spread is, so in these case in all of our customers would be the same and that’s something that they’re going to discuss. We’re not going to discuss publicly.

Operator - [Operator Instructions]. There are no further questions at this time. I’d like to turn the floor back to management for closing comments.

John Saunders - Thanks again for the time everybody and I will look forward to talking to you after the first through year. Happy Holidays. One more thing everybody we look forward to the next version of Where Food Comes From coming sometime around Thanksgiving, so I hope you all enjoy. Take care.

Operator - This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.